MPLX Terminals LLC

Consolidated Financial Statements as of December 31, 2016
and for the nine months ended December 31, 2016

MPLX TERMINALS LLC

Report of Independent Auditors

To the Management of Marathon Petroleum Corporation

We have audited the accompanying consolidated financial statements of MPLX Terminals LLC, which comprise the consolidated balance sheet as of December 31, 2016, and the related consolidated statements of income, of equity and of cash flows for the period from April 1, 2016 to December 31, 2016.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America;
this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of
America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MPLX Terminals LLC as of December 31, 2016, and the
results of their operations and their cash flows for the period from April 1, 2016 to December 31, 2016 in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Toledo, Ohio
February 24, 2017

MPLX Terminals LLC
Consolidated Statement of Income

(in thousands)	Nine Months Ended December 31, 2016
Revenues and other income:
Service revenue - related parties	$219,649
Rental income	348
Rental income - related parties	77,507
Loss from equity method investments	(95)
Net gain on disposal of assets	22
Other income	10
Total revenues and other income	297,441
Costs and expenses:
Cost of revenues (excludes items below)	62,955
Purchases - related parties	68,498
Depreciation	29,484
General and administrative expenses	27,428
Other taxes	3,957
Total costs and expenses	192,322
Total income from operations	105,119
Net interest expense - related parties	704
Net interest and other financial costs	12
Income before income taxes	104,403
Provision for income taxes	340
Net income	$104,063

The accompanying notes are an integral part of these consolidated financial statements.

MPLX Terminals LLC
Consolidated Balance Sheet

(in thousands)	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$23
Receivables, net	405
Receivables - related parties	33,396
Loans receivable from related parties	4,766
Other current assets	324
Total current assets	38,914
Equity method investments	4,443
Property, plant and equipment, net	413,008
Goodwill	20,600
Long-term receivables - related parties	6,902
Other noncurrent assets	380
Total assets	$484,247
Liabilities
Current liabilities:
Accounts payable	$12,076
Accrued liabilities	5,279
Payables - related parties	11,936
Deferred revenue - related parties	98
Consumer excise taxes payable	617
Accrued taxes	2,422
Environmental remediation liabilities	1,866
Total current liabilities	34,294
Long-term deferred revenue - related parties	4,416
Long-term deferred income taxes	675
Long-term environmental remediation liabilities	5,606
Total liabilities	44,991
Commitments and contingencies (see Note 12)
Equity
Total equity	439,256
Total liabilities and equity	$484,247

The accompanying notes are an integral part of these consolidated financial statements.

MPLX Terminals LLC
Consolidated Statement of Cash Flows

(in thousands)	Nine Months Ended December 31, 2016
Increase (decrease) in cash and cash equivalents
Operating activities:
Net income	$104,063
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	29,484
Deferred income taxes	40
Net gain on disposal of assets	(22)
Loss from equity method investments	95
Changes in:
Current receivables	(399)
Receivables from / payables to related parties	(30,964)
Current accounts payable and accrued liabilities	2,507
Environmental remediation liabilities	(759)
Deferred revenue - related parties	4,514
All other, net	(93)
Net cash provided by operating activities	108,466
Investing activities:
Additions to property, plant and equipment	(47,785)
Disposal of assets	38
Investments - loans receivable from related parties	(60,675)
Other	(21)
Net cash used in investing activities	(108,443)
Net increase in cash and cash equivalents	23
Cash and cash equivalents at beginning of period	—
Cash and cash equivalents at end of period	$23

The accompanying notes are an integral part of these consolidated financial statements.

MPLX Terminals LLC
Consolidated Statement of Equity

(in thousands)	Total Equity
Balance at April 1, 2016	$334,506
Net income	104,063
Contributions from MPC	687
Balance at December 31, 2016	$439,256

The accompanying notes are an integral part of these consolidated financial statements.

Notes to Consolidated Financial Statements

1.	Description of the Company and Basis of Presentation

Description of the Company - MPLX Terminals LLC ("MPLXT") and Blanchard Terminals Company LLC ("BTCO") are indirect wholly owned subsidiaries of Marathon Petroleum Corporation ("MPC"). The Company owns and operates terminal and marine facilities for the receipt, storage, blending, additization, handling and redelivery of refined petroleum products. The Company owns and operates 59 terminals. Additionally, the Company operates one leased terminal and has partial ownership interest in two for a combined total shell capacity of approximately 23.6 million barrels. The terminal facilities are located primarily in the Midwest, Gulf Coast and Southeast regions of the United States. On April 1, 2016, MPC contributed assets to newly created and wholly owned entities, to form MPLXT and BTCO, and entered into a terminal services agreement related to the services provided by these entities to MPC. Prior to April 1, 2016, the assets were part of MPC and although a minimal amount of revenue was recorded for services provided by certain of these terminals to third party customers, it was concluded the assets would constitute a business only from and after the contribution date of April 1, 2016. See Note 5 for further information.

Unless the content otherwise requires, the terms "the Company," "we," or "our" refers to the consolidated businesses of MPLXT and its fully owned subsidiary BTCO.

Basis of Presentation - The accompanying financial statements of the Company were consolidated as BTCO is a wholly-owned and controlled subsidiary of MPLXT. Intercompany investments, accounts and transactions have been eliminated. The consolidated financial statements include the operations of the terminalling and storage business, specifically refined petroleum product terminal storage and loading/unloading services, and were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and Article 3 of Regulation S-X, “General Instructions as to Financial Statements.” The consolidated financial statements include certain general and administrative expenses of MPC that were incurred on behalf of the Company. Additionally, the consolidated financial statements present on a gross basis, in revenues and cost of revenues, specified operational costs that are directly reimbursed by MPC under the terms of the related transportation services agreement (See Note 5).

In the opinion of management, the accompanying consolidated financial statements reflect all adjustments that are necessary to fairly present the financial position of the Company as of December 31, 2016 and the results of operations and cash flows of the Company for the nine months ended December 31, 2016.

Management has evaluated subsequent events that would require an adjustment to the consolidated financial statements or disclosure in the notes to the combined financial statements through February 24, 2017, the date of issuance of the consolidated financial statements.

2.	Summary of Principal Accounting Policies

Use of estimates - The preparation of consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the respective reporting periods. Management believes the assumptions and allocations underlying the consolidated financial statements are reasonable. However, the consolidated financial statements do not include all of the actual expenses that would have been incurred had the Company been a stand-alone entity and thus does not reflect the Company's results of operations, financial positions and cash flows had they been a stand-alone entity during the periods presented.

The consolidated financial statements include an allocation of general and administrative expenses that have been incurred by MPC on the Company's behalf. The authoritative guidance to allocate such costs is set forth in Staff Accounting Bulletin (“SAB”) Topic 1-B “Allocations of Expenses and Related Disclosures in Financial Statements of Subsidiaries, Divisions or Lessor Business Components of Another Entity.”

Revenue recognition - Revenues are recognized for refined petroleum product storage and related services as performed based on contractual fees. We do not take title to the refined petroleum products, and therefore do not take on significant direct commodity price risk.

Revenues are recognized for refined petroleum product throughput based upon the receipt of actual volumes at a fixed contractual fee measured in gallons and includes any overage/shortage due to the inherent limitations of the transportation and measurement processes.

Under our terminal services agreement, if MPC fails to meet its minimum volume commitment during any quarter, then MPC will pay us a deficiency payment equal to the volume of the deficiency multiplied by the contractual fee then in effect. Revenue for the deficiency payments is recognized at the end of each quarter that MPC does not meet its minimum volume commitment. Contingent revenue is recognized for volume throughput above MPC's minimum volume commitment.

Cash and cash equivalents - MPC manages the Company's cash balances, as such there is no significant cash account balance attributable to the Company.

Receivables - Accounts receivables are recorded at the invoiced amount and do not bear interest. Amounts collected are included in net cash provided by operating activities in the statement of cash flows. The allowance for doubtful accounts is the best estimate of the amount of probable credit losses in customer accounts receivable and is based on historical write-off experience. The Company reviews the allowance quarterly and past due balances over 180 days are reviewed individually for collectability. Account balances for these customer receivables are generally charged directly to bad debt expense when it becomes probable the receivable will not be collected. At December 31, 2016 the allowance for doubtful accounts balance was zero. The Company does not have any off balance sheet credit exposure related to its customers.

Property, plant and equipment - Property, plant and equipment is stated at cost and depreciated on a straight-line basis for groups of property having similar economic characteristics over the estimated useful lives. Management reviews the assets of the Company for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. If the sum of the expected undiscounted future cash flows from the use of the asset and its eventual disposition is less than the carrying amount of the asset, an impairment loss is recognized based on the fair value of the asset.

When items of property, plant and equipment are sold or otherwise disposed of, any gains or losses are reported in the statement of income. Gains on the disposal of property, plant and equipment are recognized when earned, generally at the time of closing. If a loss on disposal is expected, such losses are recognized when the assets are classified as held for sale.

Goodwill - Goodwill represents the excess of the purchase price over the estimated fair value of the net assets acquired in the acquisition of a business. Goodwill was allocated from MPC to the Company based on the relative fair market value of the Company's net property, plant and equipment to the fair market value of MPC’s Refining and Marketing reporting unit’s net property, plant and equipment as of June 30, 2005, the date on which MPC completed the transaction that resulted in the goodwill. Such goodwill is not amortized, but rather is tested for impairment annually and when events or changes in circumstances indicate that the fair value of goodwill has been reduced below carrying value. The fair value is determined and compared to the book value. If the fair value is less than the book value, including goodwill, then the recorded goodwill is impaired to its implied fair value with a charge to net income.

Environmental costs - Environmental expenditures are capitalized if the costs mitigate or prevent future contamination or if the costs improve environmental safety or efficiency of the existing assets. The Company recognizes remediation costs and penalties when the responsibility to remediate is probable and the amount of associated costs can be reasonably estimated. The timing of remediation accruals coincides with completion of a feasibility study or the commitment to a formal plan of action.

Asset retirement obligations - The fair value of asset retirement obligations is recognized in the period the obligations are incurred if a reasonable estimate of fair value can be made.

The assets retirement obligations principally include removal or dismantlement requirements associated with the closure of certain pipeline and associated storage assets. The Company's practice is to keep assets in good operating condition through routine repair and maintenance of component parts in the ordinary course of business and by continuing to make improvements based on technological advances. As a result, management believes that these assets have no expected settlement date for purposes of estimating asset retirement obligations since the dates or ranges of dates upon which we would retire these assets cannot be reasonably estimated at this time. Such obligations will be recognized in the period sufficient information becomes available to estimate a range of potential settlement dates. At December 31, 2016 the asset retirement obligation balance was zero.

Investment in unconsolidated affiliates - Equity investments in which the Company exercises significant influence, but does not control and are not the primary beneficiaries, are accounted for using the equity method.

The Company believes the equity method is an appropriate means for it to recognize increases or decreases measured by GAAP in the economic resources underlying the investments. Regular evaluation of these investments is appropriate to evaluate any potential need for impairment.

Income taxes -The Company's taxable income has historically been included in the consolidated U.S. federal income tax returns of MPC and also in a number of local income tax returns, which are filed as consolidated and combined returns. The Company is not a taxable entity for U.S. federal income tax purposes or for states that impose an income tax. The Company's income tax provisions result from certain local jurisdictions which subject each legal entity doing business in the jurisdictions to an income tax.

Deferred tax liabilities are recognized based on temporary differences between the financial statement carrying amounts of assets and liabilities and their tax bases as reported in MPC’s filings with the respective taxing authorities.

Equity - The equity balance reflects MPC’s initial investment in the Company adjusted for the operating results of the Company and various transactions between the Company and MPC. Transactions affecting the equity balance include capitalization of interest incurred by MPC and allocated to the Company.

Concentrations of risk - We are exposed to related party risk as substantially all of our revenues and other income are derived from transactions with MPC. Sales to related parties for the nine months ended December 31, 2016, were 99.9% of total revenues and other income. For the nine months ended December 31, 2016, purchases - related parties were 35.6% of total costs and expenses.

3.	Accounting Standards

Recently Adopted

In August 2014, the FASB issued an accounting standard update requiring management to assess an entity’s ability to continue as a going concern and to provide related footnote disclosures in certain circumstances. Management is required to assess if there is substantial doubt about an entity’s ability to continue as a going concern within one year after the issuance of the financial statements. Disclosures are required if conditions give rise to substantial doubt and the type of disclosure is determined based on whether management’s plans will be able to alleviate the substantial doubt. The change was effective for the first fiscal period ending after December 15, 2016, and for fiscal periods and interim periods thereafter. The adoption of this accounting standard update in the fourth quarter of 2016 did not have a material impact on the our disclosures.

Not Yet Adopted

In January 2017, the FASB issued an accounting standard update which simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. Under the new guidance, the recognition of an impairment charge is calculated based on the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. The guidance should be applied on a prospective basis, and is effective for annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is in the process of determining the impact of the accounting standard update on the consolidated financial statements.

In August 2016, the FASB issued an accounting standard update related to the classification of certain cash flows. The accounting standard update provides specific guidance on eight cash flow classification issues, including debt prepayment or debt extinguishment costs and distributions received from equity method investees, to reduce diversity in practice. The change is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years, with early adoption permitted. We do not expect application of this accounting standard update to have a material impact on the Consolidated Statement of Cash Flows.

In February 2016, the FASB issued an accounting standard update requiring lessees to record virtually all leases on their balance sheets. The accounting standard update also requires expanded disclosures to help financial statement users better understand the recorded leases. For lessors, this amended guidance modifies the classification criteria and the accounting for sales-type and direct financing leases. The change will be effective on a modified retrospective basis for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years, with early adoption permitted. We are currently evaluating the impact of this standard.

In May 2014, the FASB issued an initial accounting standard update for revenue recognition for contracts with customers. The guidance in the accounting standard update states that revenue is recognized when a customer obtains control of a good or service. Recognition of the revenue will involve a multiple step approach and additional disclosures will be required to provide adequate information to understand the reported revenues and revenues expected to be recognized. The change will be effective on a retrospective or modified retrospective basis for fiscal years beginning after December 15, 2017, and interim periods within those years, with early adoption permitted no earlier than January 1, 2017. We are currently evaluating the impact of this standard.

4. Equity Method Investments

	Ownership as of	Carrying Value at
(in thousands)	December 31, 2016	December 31, 2016
Johnston County Terminal, LLC	50%	$1,949
Guilford County Terminal Company, LLC	35%	2,494
Total		$4,443

5. Related Party Agreements and Transactions

Our only related party is MPC, who refines, markets and transports crude oil and petroleum products, primarily in the Midwest, Gulf Coast and Southeast regions of the United States. Effective April 1, 2016, transactions with MPC are governed by the agreements outlined below. All services are on the same terms that would be available to an unrelated third party and are based on rates pursuant to agreements between the parties. Management expects that MPC will continue to utilize these services for the foreseeable future due to the contractual nature of the agreements as outlined below.

The related party nature of certain transactions has such a pervasive impact on the financial statements, such that the reported results of operations and financial position may be materially different from what would have been reported in the absence of the related party relationship.

Commercial Agreements

On April 1, 2016, the Company entered into a long-term, fee-based terminal services agreement with MPC with an initial term of ten years. Under the agreement, we provide terminal storage for refined petroleum products, as well as related services. MPC pays the Company monthly for such services based on contractual fees relating to MPC product deliveries as well as any viscosity surcharges, loading, handling, transfers or other related charges.

Under the terminal services agreement, if MPC fails to meet its quarterly minimum volume throughput commitments, MPC will pay a deficiency payment equal to the volume of the deficiency multiplied by the rate then in effect. If the average daily capacity of the terminal falls below the level of MPC’s commitment during a quarter, depending on the cause of the reduction in capacity, MPC’s throughput commitment will be reduced to equal the average daily capacity available during such quarter.

The Company entered into a guaranteed supply agreement with MPC on April 1, 2016 for the supply of fuel for use by the Company's equipment and vehicles. The Company must purchase 90 percent of the guaranteed volume each month or the volume can be reduced by MPC per the contract.

Management Services Agreement

On April 1, 2016, the Company entered into management services agreement with MPC under which MPC provides operational, financial, legal, accounting, human resources, information technology and other general and administrative services ancillary to our business. We reimburse MPC for all disbursements made by MPC on behalf of the Company at cost. We also reimburse MPC for any taxes paid in connection with providing these services.

Employee Services Agreement

On April 1, 2016, under an employee services agreement, the Company's employees were transferred to Marathon Petroleum Logistics Services LLC ("MPLS"), a wholly owned subsidiary of MPC. Under the agreement the Company reimburses MPLS for employee benefit expenses along with certain operational and management services provided in support of our operations.  The agreement is effective until December 31, 2020.

Cash Management Agreement

On April 1, 2016, an agreement between a wholly owned subsidiary of MPC and the Company was executed under which MPC provides cash management services to the Company. On a daily basis, we send any cash to MPC as an advance or in case of any shortages we request a draw. Our net cash balance with MPC on the last day of each quarter is classified as loans receivable from related party or as loans payable to related party. The loan balance remains constant until the last day of the next quarter. Loans receivable earns interest at the three-month London Interbank Offered Rate (“LIBOR”) plus 10 basis points. Loans payable bears interest at the three-month LIBOR plus 50 basis points. At the end of each quarter, the net balance of the daily advances and draws and the accrued interest is rolled into the loan balance for the subsequent quarter.

Related Party Transactions

Service revenue and rental income - related parties were as follows:

Nine Months Ended
(in thousands)	December 31, 2016
MPC	$297,156

Service revenue and rental income to MPC consist primarily of terminal services provided by the Company including the receipt, storage, blending, additization, handling and redelivery of refined petroleum products; ethanol denaturing; meter maintenance and other related services. Of the above total, $1,582 thousand is contingent rent.

Purchases from related parties were as follows:

Nine Months Ended
(in thousands)	December 31, 2016
MPC	$67,612

Purchases from MPC consist of salaries, wages and other costs associated with employee services provided by MPC for our operations. Our allocable share of MPC’s employee benefit expenses is included in related party purchases total above and was $46,233 thousand for the nine months ended December 31, 2016. The remaining balance relates to MPC terminal corporate charges, terminal ethanol unloading and project costs.

General and administrative expenses from related parties were as follows:

Nine Months Ended
(in thousands)	December 31, 2016
MPC	$27,429

The Company's general and administrative expenses from MPC include expenses related to employee service costs. MPC provides certain services to the Company including financial, legal, accounting, human resources, information technology and other administrative services. Charges for these services are allocated based on usage, headcount or capital employed; all of these allocation methods are believed to be reasonable by management.
Other current assets includes the following for related party prepaid project expenses:

(in thousands)	December 31, 2016
MPC	$182
Receivables from related parties were as follows:

(in thousands)	December 31, 2016
MPC	$33,396

Payables to related parties were as follows:

(in thousands)	December 31, 2016
MPC	$11,936

6. Income Taxes

We are not taxable entities for United States federal or state income tax purposes. Taxes on our net income generally are borne by MPC through the allocation of our taxable income. Our income tax provision results from business activity in certain local jurisdictions.

Our income tax expense was $340 thousand for the nine months ended December 31, 2016 while our effective tax rate was 0.33 percent.

There were no unrecognized tax benefits for the nine months ended December 31, 2016.

Any interest and penalties to income taxes are recorded as a part of the provision for income taxes. No interest or penalties related to income taxes were recorded for the nine months ended December 31, 2016.

At December 31, 2016 we had net deferred tax liabilities of $675 thousand, which were primarily attributable to fixed assets.

7. Property, Plant and Equipment

Major classes of property, plant and equipment consist of the following:

	Estimated	December 31,
(in thousands)	Useful Lives	2016
Land		$49,912
Terminals and related assets	4-30 years	758,639
Assets under construction		48,515
Total		857,066
Less accumulated depreciation		444,058
Property, plant and equipment, net		$413,008

8. Goodwill

Goodwill is tested for impairment on an annual basis and when events or changes in circumstances indicate the fair value of our reporting unit has been reduced below carrying value. We have performed our annual impairment tests as of November 30, 2016, and no impairment in the carrying value of goodwill has been identified during the period presented.

9. Fair Value Measurements

Fair values - recurring

There were no assets accounted for at fair value on a recurring basis at December 31, 2016.

Fair values - reported

Our primary financial instruments are trade receivables and payables as well as a loan receivable. We believe the carrying values of our current assets and liabilities approximate fair value. Our fair value assessment incorporates a variety of considerations, including (1) the short-term duration of the instruments, (2) MPC’s investment-grade credit rating and (3) our historical incurrence of and expected future insignificance of bad debt expense, which includes an evaluation of counterparty credit risk.

10. Supplemental Cash Flow Information

(in thousands)	Nine Months Ended December 31, 2016
Net cash provided by operating activities included:
Net income taxes paid to taxing authorities	$300
Interest paid	735
Non-cash financing activities:
Capitalized interest	$687

The Consolidated Statement of Cash Flows excludes the change to the Consolidated Balance Sheet that did not affect cash. The following is the change of additions to property, plant and equipment related to capital accruals:

(in thousands)	Nine Months Ended December 31, 2016
Decrease in capital accruals	$170

11. Leases

The Company leases land and office space from MPC related to the terminal operations. Future minimum commitments as of December 31, 2016, for operating lease obligations having initial or remaining non-cancelable lease terms in excess of one year are as follows:

(in thousands)
2017	$99
2018	104
2019	58
2020	58
2021	15
Thereafter	1
Total minimum lease payments	$335

Based on the terms of our fee-based terminal services agreement with MPC, the Company is considered to be a lessor of their terminal storage facilities in accordance with GAAP. Per the agreements, the following is a schedule of minimum future payments the Company is to receive on non-cancelable operating leases by year:

(in thousands)
2017	$93,449
2018	95,318
2019	97,225
2020	99,169
2021	101,152
Thereafter	453,169
Total minimum future payments	$939,482

The following schedule summarizes the Company's investment in assets held for operating lease by major classes as of December 31, 2016:

(in thousands)
Terminals and related assets	$758,639
Less accumulated depreciation	444,058
Property, plant and equipment, net	$314,581

12. Commitments and Contingencies

We are the subject of, or a party to, a number of pending or threatened legal actions, contingencies and commitments involving a variety of matters, including laws and regulations relating to the environment. For matters for which we have not recorded an accrued liability, we are unable to estimate a range of possible losses for the reasons discussed in more detail below. However, the ultimate resolution of some of these contingencies could, individually or in the aggregate, be material.

Environmental matters - We are subject to federal, state and local laws and regulations relating to the environment. These laws generally provide for control of pollutants released into the environment and require responsible parties to undertake remediation of hazardous waste disposal sites. Penalties may be imposed for non-compliance.
At December 31, 2016 accrued liabilities for remediation totaled $7,472 thousand. However, it is not presently possible to estimate the ultimate amount of all remediation costs that might be incurred or the penalties, if any that may be imposed.

Legal proceedings - We are involved in lawsuits and other proceedings arising in the ordinary course of business. While the ultimate outcome and impact cannot be predicted with certainty, we believe the resolution of these lawsuits and proceedings will not have a material adverse effect on the Company's financial position, results of operations, or cash flows.